Exhibit 8.2

November 22, 2019

Jagged Peak Energy Inc.

1401 Lawrence Street, Suite 1800

Denver, Colorado 80202

Re:    Exhibit 8.2 Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Jagged Peak Energy Inc., a Delaware corporation (“Company”), in connection with the Agreement and Plan of Merger, dated as of October 14, 2019 (as amended and supplemented through the date hereof and including the exhibits thereto, the “Jagged Peak/Parsley Merger Agreement”), by and among Parsley Energy, Inc., a Delaware corporation (“Parent”), Jackal Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Company. Pursuant to the Jagged Peak/Parsley Merger Agreement and that certain Agreement and Plan of Merger by and between Company and Jackal Merger Sub A, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Parent (“LLC Sub”), to be entered into in connection with the closing of the transactions contemplated by the Jagged Peak/Parsley Merger Agreement (together with the Jagged Peak/Parsley Merger Agreement, the “Agreement”)1, (i) Merger Sub will merge (the “Merger”) with and into Company, with Company surviving as the Surviving Corporation and (ii) immediately following the Effective Time, the Surviving Corporation will merge (the “LLC Sub Merger” and, together with the Merger, the “Integrated Mergers”) with and into LLC Sub, with LLC Sub continuing as the surviving entity. In connection with the registration statement on Form S-4 (File No. 333-234503) initially filed by Parent on November 4, 2019, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement (as amended through the date hereof, the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that: (i) the Integrated Mergers and related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Integrated Mergers and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Integrated Mergers, (iii) all such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, (v) the Parent Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Parent and the Company Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Company, in each case in a substantially

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

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similar form that is acceptable to us, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” is accurate in all material respects (the “Opinion”).

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. The Opinion is based on current provisions of the Internal Revenue Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which the Opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Integrated Mergers, or any inaccuracy in the statements, facts, assumptions and representations upon which we have relied, may affect the continuing validity of the Opinion as set forth herein. We assume no responsibility to inform you of any such change that may occur or come to our attention.

We are furnishing the Opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP